Exhibit 10.01

[Citigroup letterhead]

February 23, 2007

Mr. Gary Crittenden

Dear Gary:

We are delighted to extend to you an offer to join Citigroup Inc. (the “Company”) as Chief Financial Officer of the Company.  This letter shall become an effective binding agreement upon the Company’s receipt of a signed copy, together with the Principles of Employment and CMC Policy (both referenced below), which may be sent by e-mail to murraym@citigroup.com or fax to Mike Murray, 212-793-3830, followed by hard copies delivered to Mike Murray, Citigroup Inc., 399 Park Avenue, 7th Floor, New York, NY 10022.  Your employment will then commence on March 12, 2007 (the “Commencement Date”) and will continue until terminated by you, by the Company, or by reason of your death or Disability (as defined below).

If you accept, you will be joining a family of companies that serves over 200 million customers in more than 100 countries and is bound together by a steady focus on growth, a workforce committed to excellence, and a workplace based on mutual respect, where every employee can make a difference.

In your capacity as Chief Financial Officer, you will report directly to the Chief Executive Officer of the Company; you will be a member of the Company’s senior-most management bodies which, at this time, are the Citigroup Management Committee, the Business Heads Committee and the Operating Committee; and you shall perform such duties as are consistent with your position as Chief Financial Officer.  You agree that during your employment with the Company you will devote substantially all of your business time and services to the business and affairs of the Company.

1.             BASE SALARY.  Your salary will be paid in accordance with the Company’s standard policies in effect from time to time (currently, semi-monthly) at an annual rate of $500,000.

2.             INCENTIVE AWARDS.

(a)  With respect to each of 2007 and 2008, you will receive incentive awards with a pre-tax nominal value of $9,500,000 (the “2007 and 2008 Awards”),subject to paragraph 2(c) below, when incentive awards are made to similarly situated senior executives of the Company (in early 2008 and 2009, as the case may be).  Thereafter, you will be eligible to be considered for discretionary incentive awards, which are generally made on an annual basis and may recognize the Company’s performance as well as your performance of your job functions in accordance with the Company’s standards and policies in effect from time to time.  Your discretionary incentive awards will be determined on the same basis, and delivered to you at the same time, as those provided to other members of the Business Heads Committee.  In order to be eligible to receive any discretionary incentive award, you must be actively employed on the date the award is granted.

                    (b)  The 2007 and 2008 Awards, as well as any future discretionary incentive awards you may receive from the Company, will be granted as a combination of a cash bonus and one or more retention equity awards in accordance with our Capital Accumulation Program (“CAP”).  Under current program guidelines for members of the Business Heads Committee, the cash amount to be paid to you in each of early 2008 and 2009 will be 60% of the pre-tax nominal value of the incentive award for such year (less applicable withholdings and deductions).  CAP Awards are subject to vesting conditions, including but not limited to continued employment with the Company, and will be cancelled if the conditions to vesting are not satisfied, except as otherwise provided in this letter.

                    (c)  The 2007 and 2008 Awards will be subject to the terms and conditions of the Company’s Executive Performance Plan (“EPP”), including the performance criteria in the EPP which are based on the Company’s operating results, and otherwise will be subject to reduction only in the event of extraordinary circumstances drastically negatively affecting the Company’s operating results and, in such event, only to the extent of any similar effect on total compensation (including incentive awards) made to similarly situated senior executives of the Company.

                    (d)  You will also be eligible to receive other incentive awards, on the same basis, at the same time and on the same terms and conditions as other similarly situated senior executives of the Company.

3.             VOLUNTARY TERMINATION OR TERMINATION FOR CAUSE.  You will not be eligible to receive any of the incentive awards described above (including the 2007 and 2008 Awards) and all of your equity grants will be cancelled if, before the date of the scheduled delivery or vesting, you have voluntarily terminated your employment or you have been terminated by the Company for Cause (as defined below).

“Cause” shall mean (a) an action taken by a regulatory body or a self regulatory organization that substantially impairs you from performing your duties and that relates to any act by you or your failure to act during your tenure as Chief Financial Officer of the Company; (b) gross misconduct in connection with your employment; (c) material breach of the Company’s policies or procedures;  (d) dishonesty; (e) breach of your fiduciary duty of loyalty to the Company; (f) your intentional violation of a federal or state securities law, rule or regulation; (g) conviction of a felony; (h) material failure in the performance of your duties; or (i) any material misrepresentation made by you to us in furtherance of this offer.  If the Company desires to terminate your employment for Cause, the cessation of your employment shall not be deemed to be for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the board of directors of the Company at a meeting called and held for such purpose.

4.             PERQUISITES.

-                                            The Company will provide you with a car and driver for your business and personal use and, subject to availability, you may use Citigroup aircraft for your business travel.  When Citigroup aircraft is not available for your business travel, you will be eligible for first-class commercial air travel.

-                                            You will receive personal security protection consistent with Citigroup practices and procedures for similarly situated senior executives as may be in effect from time to time.

5.             BENEFITS.

(a)  You will be eligible to participate in the Company’s comprehensive benefit programs.  All benefits are deliverable in accordance with the Company’s policies, plans and programs in effect at the time of delivery.  Further details regarding these policies, benefit plans and programs will be provided when you begin your employment.  Please note that all benefits and other policies, plans and programs are subject to change at management’s discretion.

(b)  In addition, notwithstanding the foregoing, if your employment is terminated without Cause, you terminate your employment for Good Cause or by reason of your Death or Disability (as defined in the Company’s long-term disability plan) or you voluntarily terminate your employment after the expiration of two years from the Commencement Date, you will be eligible to participate in the Company’s retiree medical program on the same terms as other executives, which would enable you to elect coverage for both you and your spouse and, if you predecease your spouse, would enable her to continue her medical benefits following your death.

(c)  You will be eligible for six weeks of vacation per calendar year.

6.             TERMINATION OF EMPLOYMENT WITHOUT CAUSE OR FOR GOOD CAUSE.

(a)  In the event that on or before your receipt of the 2008 Award, either the Company terminates your employment without Cause or you terminate your employment for Good Cause (as defined below):

(1)                                  The Company will pay you your base salary through the effective date of your termination of employment, and will make an additional cash payment to you equal to the amount of base salary you would have earned from the date of your termination through March 12, 2009 if your employment had not been terminated (less applicable withholdings and deductions).

(2)                                  The Company will make you a cash payment for that portion, if any, of the 2007 and/or 2008 Award(s), as the case may be (less applicable withholdings and deductions) that has not been paid to you prior to the effective date of such termination except to the extent such non-payment is prohibited as a result of the Company’s failure to satisfy the performance requirements under the EPP for 2007 and/or 2008, as the case may be.

(3)                                  (i)  The basic shares, the supplemental CAP shares and a pro-rated portion of the premium shares allocable to any outstanding 2007 and 2008 Award under CAP shall be distributed to you as soon as practicable following your termination of employment (or, in the case of an award of deferred stock under CAP, at the regularly scheduled distribution date(s) of the shares underlying such award) and any other special performance award that has been made to you prior to such termination shall vest and be payable, subject to performance, when and on the same basis as such awards otherwise become payable.

(ii)  The non-competition provisions contained in any CAP award, or any award under any other equity compensation plan or program of the Company, shall not apply to you.

(b)  In no event shall you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this Agreement and such amounts shall not be reduced whether or not you obtain other employment.

(c)  “Good Cause” shall mean (i) a material reduction in your responsibilities, duties, authority or positions; (ii) your removal from the Business Heads Committee, the Management Committee or the Operating Committee (or their successors); (iii) a significant reduction in compensation that is either not related to your performance or not applicable to senior executives at your level; (iv) a change in your reporting relationship that results in your reporting to someone other than the Chief Executive Officer of the Company; or (v) the material interference by the Company with your authority to perform your duties in a manner consistent with applicable regulatory requirements and sound business practices.

(d)  In these circumstances, you will not receive the other compensation and benefits provided for in this letter or any separation pay or similar benefits you might otherwise be eligible to receive pursuant to any Citigroup plan or policy.  Instead, you will receive the cash payment(s) and vesting of equity awards as described in this paragraph 6 and paragraph 10; provided that you execute a settlement agreement and general release that is acceptable to the Company and which does not contain any restrictions on your future employment other than as contained in this letter.

(e)  Any termination by the Company for Cause, or by you for Good Cause, shall be communicated by a Notice of Termination to the other party hereto given in accordance with paragraph 18 below.  “Notice of Termination” shall mean a written notice which: (i) indicates the specific termination provision in this letter relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice).  The failure by you or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Cause or Cause shall not constitute a waiver of any right of you or the Company, respectively, hereunder or preclude you or the Company, respectively, from asserting such fact or circumstance in enforcing your or the Company’s rights hereunder.  For this purpose, “Date of Termination” shall mean the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be.

7.             DEATH OR DISABILITY.  In the event of a termination of your employment due to death or Disability at any time after the commencement of your employment but on or before receipt of your 2008 Award:

(a)  The Company will make a cash payment for any earned but unpaid base salary though such effective date of termination (less applicable withholdings and deductions, and in the case of a Disability, net of any payments received under the Company’s long term disability plan).

(b)  If the termination occurs before the 2007 Award is made, the Company will make you a cash payment equal to $9,500,000, multiplied by a fraction, the numerator of which shall be the number of days from the effective date of this letter until either your death or Disability, and the denominator of which shall be the number of days from the Commencement Date through December 31, 2007.

(c)  If the termination occurs on or after the 2007 Award is made, but before the 2008 Award is, the Company will make you a cash payment equal to $9,500,000, multiplied by a fraction, the numerator of which shall be the number of days beginning January 1, 2008 until either your death or Disability, and the denominator of which shall be 366.

(d)  Unpaid Make Whole Awards (as defined below) will vest and be distributed to you as soon as practicable following such termination of employment (or, in the case of an award of deferred stock, will be distributed to you at the regularly scheduled distribution date(s) underlying such award).

(e)  The provisions of paragraph 6(a)(3) above shall also apply.

8.             STOCK OWNERSHIP COMMITMENT.  Citigroup is a leader among companies that maintain a stock ownership commitment.  For so long as you remain a member of senior management, you will be required to hold 75% of the shares you own on the date you become subject to the commitment and 75% of the net (after tax) shares you acquire under the Company’s equity programs.

9.             REGULATORY MATTERS.  Effective with the commencement of your employment, you will become a Section 16 Officer of the Company, you will be subject to Regulation O of the Board of Governors of the Federal Reserve Bank, the Company’s Loan Prohibition Policy and the Corporate Personal Trading Policy.  You will receive more information about these policies prior to your commencement of employment.

10.           MAKE WHOLE AWARDS.  We understand that you hold, would receive, or in the past have received, certain compensation awards, grants and bonuses from your current employer, as well as above market interest on deferred compensation, which are subject to forfeiture or reimbursement as a result of your leaving the employment of your current employer and commencing employment with the Company within certain time frames.  The Company will make you whole (the “Make Whole Provisions”) with respect to the foregoing as follows:  The Company will (i) grant you awards (the “Make Whole Awards”) to offset any such forfeitures and (ii) be responsible for any reimbursement obligations (together with any net tax indemnity paid to you under paragraph 11 below, the “Reimbursements”) which are actually imposed upon you by your current employer as a direct result of your entering into an agreement to commence employment with the Company or your commencement of employment with the Company (subject, in each case, to your providing satisfactory evidence thereof and to the enforceability and finality of such forfeiture or reimbursement obligation).  The Make Whole Award in respect of vested, unexercised options from your current employer shall be paid in cash within 30 days of the Commencement Date, subject to repayment as described below.  All other Make Whole Awards will be subject to vesting in two equal tranches on the first and second anniversaries of the Commencement Date.  In the event that the Company terminates your employment without Cause or you terminate your employment for Good Cause, unpaid Make Whole Awards will vest and be distributed to you as soon as practicable following such termination of employment (or, in the case of an award of deferred stock, will be distributed to you at the regularly scheduled distribution date(s) underlying such award) and the Company’s obligation to make Reimbursements shall continue.  If you terminate your employment without Good Cause prior to the second anniversary of the Commencement Date, the Make Whole Provisions will in all events be forfeited, terminated and/or repaid.  If your employment is terminated by the Company for Cause prior to the second anniversary of the Commencement Date, all Make Whole Awards will in all events be forfeited and/or repaid, the obligation to make Reimbursements shall terminate and, if such Cause involves any of clauses (b), (c), (d), (e), (f), (g) or (i) of the definition of Cause in paragraph 3 above, all previously made Reimbursements shall be repaid.

11.           INDEMNIFICATION.  In addition to the foregoing, and in addition to your rights to indemnification as set forth in the By-Laws of the Company, the Company will indemnify you and hold you harmless from and against any and all liabilities, suits, claims, actions, causes of action, judgments, settlements, debts and expenses (including actually and reasonably incurred legal fees and costs) of any kind whatsoever arising from and in connection with any action by your current employer attributable solely to your accepting employment or commencing employment with the Company and any federal, state and local taxes attributable to any reimbursement pursuant to paragraph 10(ii) above and any such taxes thereon, net of all federal, state and local tax benefits realized by you by reason of such reimbursement (separately and collectively, the “Claims”); provided, however, that the Make Whole Provisions shall fully satisfy any such indemnification obligation with respect to Claims relating to the items described in paragraph 10 above, other than taxes as provided in this paragraph 11.  The Company shall control your defense against any such Claims, and you agree to cooperate with the Company to mitigate costs, expenses and other damages associated with such Claims and to cooperate fully in such defense.  For the avoidance of doubt, you agree to cooperate with the Company to minimize tax obligations with respect to reimbursements made pursuant to paragraph 10(ii) above and to pursue, with participation by the Company at the Company’s expense and reasonable request, all federal, state and local tax benefits available to you by reason of such reimbursements.

12.           PRIOR AGREEMENTS.  We understand that you will abide by any pre-existing terms and conditions that are contained in any contractual restrictive covenants you may have entered into with your current employer or any other prior employer, including any covenants relating to the hiring or solicitation of employees or maintaining the confidentiality of proprietary information.  You represent that you have provided the Company with copies of any and all agreements between you and your current or prior employers relating to your conduct in connection with or following termination of your employment with such employer.  You and we both agree that the commencement of your employment with the Company will not be in violation of any such pre-existing agreement.

13.           NON-SOLICITATION.  In consideration of your employment, you agree that while you are employed with the Company and for one year following termination of your employment, you will not directly or indirectly solicit, induce, or otherwise encourage any person to leave the employment of or terminate any customer relationship with the Company or any of its subsidiaries or affiliates.

14.           CONFIDENTIAL AND PROPRIETARY INFORMATION.  You also agree that during your employment, you will have access to or acquire confidential, client, employee, competitive and/or other business information that is unique and cannot be lawfully duplicated or easily acquired.  You understand and agree that you will have a continuing obligation not to use, publish or otherwise disclose such information either during or after your employment with the Company.

15.           GOVERNING LAW AND ARBITRATION.  The terms and conditions set forth in this letter will be governed by and interpreted in accordance with the laws of the State of New York.  Any controversy or dispute relating to your employment with or separation from the Company, including with respect to the terms and conditions set forth in this letter, will be resolved in accordance with the Employment Arbitration Policy described in the enclosed Principles of Employment, which are incorporated herein by reference.

16.           TAXES.  All payments to you, incentive awards, perquisites, and benefits set forth in this letter are subject to, and the Company will withhold such federal, state and local taxes as the Company reasonably determines are required by applicable law or regulation.  You remain obligated to pay all required taxes on all payments to you, incentive awards, perquisites, and benefits regardless of whether withholding is required or made by the Company, except as set forth in paragraphs 10 and 11 above.

17.           SECTION 409A.  Notwithstanding any provision of this letter to the contrary, if at the time of the termination of your employment you are a “specified employee” (as defined in Section 409A of the Code), you will not be entitled to any payments upon such termination until the earlier of (i) the date which is 6 months after your termination of employment for any reason other than death or disability (as such term is used in Section 409A(a)(2)(C) of the Code) or (ii) the date of your death or disability (as such term is used in Section 409A(a)(2)(C) of the Code).  The provisions of this paragraph 17 will only apply if required to comply with Section 409A of the Code.  In addition, if any provision of this letter would subject you to any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, then upon your written request, the Company will reform such provision; provided that the Company will maintain, to the maximum extent practicable, the original intent of the applicable provision without subjecting you to such additional tax or interest.

18.           NOTICES.  Any notice, request or demand given pursuant to this letter shall be in writing and shall be delivered to the designees below via hand delivery; first-class mail, certified and registered; or overnight delivery by a nationally recognized courier service:

TO YOU:	TO THE COMPANY:
c/o McCarter & English, LLP	Citigroup Inc.
245 Park Avenue	399 Park Avenue
New York, New York 10167	New York, NY 10043
Attn: Steven Eckhaus, Esq.	Attn: Mike Murray
212-609-6830 (tel)	212-793-8933 (tel)
212-645-0452 (fax)	212-793-3830 (fax)

Your employment is contingent upon successful completion of any and all procedures and verifications to meet employment eligibility.  On February 23, 2007, you satisfied all such procedures and requirements.

This letter and the enclosed Principles of Employment and Employment Termination Notice and Non-Solicitation Policy for the Citigroup Management Committee (the “CMC Policy”), which is incorporated herein by reference, describe the Company’s offer of employment.  Any discussions that you may have had with us are not part of this offer unless they are described in this letter, the Corporate Center Employee Handbook, the Citigroup Code of Conduct, the Principles of Employment or the CMC Policy (which you must read carefully, sign and return as part of accepting our offer).  This letter should not be construed as a promise or guarantee of employment for any defined period of time.  Your employment with the Company is “at will”, which affords either party the right to terminate the relationship at any time for any reason or for no reason at all not otherwise prohibited by law.

We are confident that Citigroup will provide you with a rewarding and challenging career, and I look forward to working with you in your new role.

Please let me know that you have accepted this offer by signing below and returning your signed letter, Principles of Employment and CMC Policy to me.

Sincerely,

/s/ Chuck Prince

ACCEPTED AND AGREED:

/s/ Gary Crittenden
Gary Crittenden
Date: February 23, 2007

Enclosures:

Principles of Employment

Employment Termination Notice and Non-Solicitation Policy for the Citigroup Management Committee